UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 6, 2014

MAJESCO ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	000-51128	06-1529524
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

160 Raritan Center Parkway
Edison, New Jersey 08837

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (732) 225-8910

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 6, 2014, Majesco Entertainment Company (the “Company”) entered into a binding term sheet for the sale of 500 preferred shares of GMS Entertainment Limited (“GMS Entertainment”), owned by the Company and representing its entire equity interest in GMS, a company incorporated in the Isle of Man, to Gili Lisani, an individual. In addition, the Company agreed to accept a reduced payment in satisfaction of approximately $520,000 in notes payable due from GMS. Pursuant to the binding term sheet, Mr. Lisani agreed to pay the Company and $250,000 in cash, and to make an additional contingent payment of with $270,000 If GMS, or Pariplay Limited, a subsidiary of GMS Entertainment (“Pariplay”), earns $2,000,000 in net revenues during the 24 months from the date of the binding term sheet. If all the equity of GMS Entertainment or Pariplay is valued at an amount equal to or greater than $20.0 million in a transaction within 36 months from the date of the binding term sheet, GMS Entertainment or Pariplay will pay an additional $1.0 million to the Company following such transaction.

On November 12, 2014, the Company entered into a share note and purchase agreement with Mr. Lisani, pursuant to which the Company sold its ownership interest in GMS Entertainment to Mr. Lisani in accordance with the terms of the binding term sheet. The Company expects to record a loss related to the sale of its ownership interest in GMS Entertainment of approximately $1.3 million to $1.7 million.

Item 2.06 Material Impairments.

The information required to be disclosed in this Item 2.06 is included in Item 1.01 above and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2014, Keith McCurdy resigned as a member of the board of directors of the Company, effective immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAJESCO ENTERTAINMENT COMPANY

Dated: November 13, 2014	/s/ Jesse Sutton
Jesse Sutton
Chief Executive Officer